UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) September 19, 2011
Travelport Limited
(Exact name of Registrant as specified in its charter)

Bermuda	333-141714	98-0505100
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification Number)
300 Galleria Parkway
Atlanta, GA 30339
(Address of principal executive
office)
Registrant’s telephone number, including area code (770) 563-7400
N/A
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
On September 19, 2011, our direct parent company, Travelport Holdings Limited (“Holdings”), announced a proposed restructuring (the “Restructuring”) with respect to its senior unsecured payment-in-kind term loans (the “PIK Loans”). A copy of the press release announcing the Restructuring is attached hereto as Exhibit 99.1.
The terms of the Restructuring include:
•	the extension of the maturity of $135 million of PIK Loans from March 27, 2012 to September 30, 2012 and approximately $287.5 million of PIK Loans from March 27, 2012 to December 1, 2016;

•	an $85 million pro-rata cash repayment of PIK Loans;

•	an exchange of $207.5 million of PIK Loans for $207.5 million of second lien term loans to be issued by Holdings’s wholly-owned indirect subsidiary, Travelport LLC (“Second Lien Term Loans”). Upon the request of the holders of a majority of the Second Lien Term Loans, the Second Lien Term Loans may be converted into newly issued bonds to be governed by an indenture that will contain substantially similar covenants, representations, events of default and remedies as the Second Lien Term Loans;

•	an investment by Travelport Limited of $135 million of Second Lien Term Loans in a newly incorporated subsidiary that will guarantee the obligations under the PIK Loans maturing on September 30, 2012; and

•	the issuance of equity in the direct parent of Holdings, Travelport Worldwide Limited (“Worldwide”), to the holders of PIK Loans or their designees equal to 15% of Worldwide, which may increase incrementally over time to a maximum of 44% of Worldwide (subject to certain U.S. federal income tax considerations) if the PIK Loans are not repaid or a transaction that would result in the repayment of the PIK Loans is not announced. The equity in Worldwide will vest as follows: 15% on closing of the Restructuring; 25% on March 31, 2012; 30% on September 30, 2012; 35% on March 31, 2013 and 40% on September 30, 2013, unless the PIK Loans are repaid or a transaction that would result in the repayment of the PIK Loans is announced before such date. The holders of PIK Loans or their designees may also be entitled to a further 4% of the equity of Worldwide if the PIK Loans are not repaid by October 1, 2013, provided such issuance will not result in an ownership change for U.S. federal income tax purposes.
Holdings has reached an agreement in principal with lenders holding a majority of the PIK Loans (the “Consenting Lenders”) as to the terms of the Restructuring. The Consenting Lenders have agreed, among other things, to take, or cause to be taken, all actions reasonably necessary to facilitate, encourage or otherwise support and implement the Restructuring as soon as reasonably possible, and not to take, or cause to be taken, directly or indirectly, any action inconsistent with the consummation of the Restructuring or in opposition to the Restructuring. Holdings intends to solicit acceptances of a consensual plan of reorganization (the “Consensual Plan”) concurrently with the solicitation of the Restructuring. If Holdings does not receive the unanimous consent of the holders of the PIK Loans, but does obtain the necessary acceptances for the Consensual Plan — a lower voting threshold — Holdings intends to commence a voluntary Chapter 11 bankruptcy proceeding to complete the Restructuring. This voluntary filing is an approach that Holdings could use in cooperation with its lenders to quickly and efficiently implement the transactions described above.

In addition, we intend to seek the consent of the lenders (the “Senior Lenders”) under our senior secured credit agreement (the “Credit Agreement”) in order to permit the Restructuring, as well as effectuating other amendments to the Credit Agreement. A copy of the presentation to the Senior Lenders is attached hereto as Exhibit 99.2.
The information in this item, including Exhibits 99.1 and 99.2, is being furnished, not filed. Accordingly, the information in this item will not be incorporated by reference into any registration statement filed by Travelport Limited or any related entity under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference therein.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits are filed as part of this report:

Exhibit No.	Description
99.1	Press Release dated September 19, 2011.

99.2	Senior Lender Presentation dated September 19, 2011.
Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements based on management’s plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectations of future events. Travelport Limited cannot assure that any forward-looking statement will be accurate. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual events could vary materially from those anticipated. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. Travelport Limited assumes no obligation to update any forward-looking statements as a result of future events or developments.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAVELPORT LIMITED
By:	/s/ Rochelle J. Boas
Rochelle J. Boas
Senior Vice President and Assistant Secretary

Date: September 19, 2011

TRAVELPORT LIMITED
CURRENT REPORT ON FORM 8-K
Report Dated September 19, 2011
EXHIBIT INDEX
99.1	Press Release dated September 19, 2011.

99.2	Senior Lender Presentation dated September 19, 2011.